Exhibit 21

MIM Investment Corporation, a Delaware corporation

Scrip Solutions, Inc., a Delaware corporation

MIM Strategic Marketing, LLC, a Delaware limited liability company

MIM IPA, Inc., a New York corporation

MIM Health Plans of Puerto Rico, Inc., a Delaware corporation

MIMRx.com, Inc., a Delaware corporation

Continental Managed Pharmacy Services, Inc., an Ohio corporation

Scrip Pharmacy, Inc., an Ohio corporation

Automated Scripts, Inc., an Ohio corporation

Preferred Rx, Inc., an Ohio corporation

Valley Physicians Services, Inc., an Ohio corporation

Health Management Ventures, Inc., a Wisconsin corporation

American Disease Management Associates, L.L.C., a Delaware limited liability company

New York ADIMA, LLC, a New York limited liability company d/b/a American Disease Management Associates

Vitality Home Infusion Services, Inc., a New York corporation d/b/a Vitality Pharmaceutical Services

MIM Funding LLC, a Delaware limited liability company

Community Prescription Service, Inc., a Delaware corporation